                                   EXHIBIT 11

                   KSL RECREATION GROUP, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE


                                                                           (in thousands, except share and per share data)
                                                                                        YEAR ENDED OCTOBER 31,

                                                                                 2000           1999           1998
                                                                                 ----           ----           ----
NET INCOME................................................................     $   16,140     $   23,332     $   14,114
                                                                               ==========     ==========     ==========

DATA AS TO NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES:
   Weighted average number of common shares outstanding...................          1,000          1,000          1,000
   Common equivalent shares...............................................              -              -              -
                                                                               ----------     ----------     ----------


   Weighted average number of common and common equivalent shares
   Outstanding............................................................          1,000          1,000          1,000
                                                                               ==========     ==========     ==========

EARNINGS PER SHARE - Basic & Diluted......................................     $   16,140     $   23,332     $   14,114
                                                                               ==========     ==========     ==========